Exhibit 99.2

AMD Reports Fourth Quarter 2010 and Annual 2010 Results – CFO Commentary

January 20, 2011

A reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com

Fourth Quarter 2010 Results

•	AMD revenue $1.65 billion, 2 percent sequential increase and flat year-over-year

•	Net income $375 million, EPS $0.50, operating income $413 million

•	Non-GAAP net income $106 million, EPS $0.14, operating income $141 million

•	Gross margin 45 percent

2010 Annual Results

•	AMD revenue $6.49 billion, an increase of 20 percent year-over-year

•	Net income $471 million, EPS $0.64, operating income $848 million

•	Non-GAAP net income $360 million, EPS $0.49, operating income $553 million

•	GAAP annual gross margin 46 percent, non-GAAP annual gross margin 45 percent

Q4 2010 Commentary

Revenue was $1.65 billion, up 2% compared to the third quarter of 2010 and flat compared to the same period a year ago.

The quarter-over-quarter increase was mainly due to:

•	growth in the graphics business with the introduction of our second generation DX11-capable GPUs,

•	seasonally driven higher game console revenue,

•	strong chipset sales as our attach rates achieve historical highs, highlighting the value proposition of AMD’s VISION platform solutions.

Gross margin was 45%, down 1 percentage point from the prior quarter mainly due to:

•	lower microprocessor ASP,

•	higher product costs, including cost associated with the ramp of 32nm processors,

•	partially offset by the gross margin-accretive Brazos platform sales.

AMD Q4-10 CFO Commentary	Page 1	January 20, 2011

Operating Expenses were $602 million, slightly less than the guided $610 million, and within our target model for 2010, as disclosed at AMD’s 2010 Financial Analyst Day.

•	R&D was $352 million

•	SG&A was $250 million

Non-GAAP operating income was $141 million, which excludes the impact of a $283 million gain from a legal settlement and amortization of acquired intangible assets.

Non-GAAP Net Income was $106 million, which primarily excludes a net favorable impact of $236 million, related to the legal settlement, net of tax impact, referenced above and the equity income impact of AMD’s investment in GLOBALFOUNDRIES (GF).

•

AMD recorded $27 million equity income from its GF investment in Q4. This primarily represented our dilution gain resulting from ATIC’s capital contribution to GF, offset by our share of GF’s net loss.

Non-GAAP diluted EPS was 14 cents in the fourth quarter, calculated using 734 million fully diluted shares. (The shares used in AMD’s fourth quarter GAAP EPS calculation is 758 million on a fully diluted basis. The GAAP diluted share count is high due to the inclusion of the 5.75% convertible common shares which were dilutive to fourth quarter EPS.)

Adjusted EBITDA was $241 million, down $4 million from the prior quarter.

Q4 2010 Segment Results – Computing Solutions

Computing Solutions segment revenue was $1.22 billion, flat compared to the third quarter of 2010.

•	Sequential growth of microprocessor sales was strongest in emerging markets and South Asia.

•	In November 2010, we started shipping the first APU-enabled Brazos platform, for notebook and desktop systems. In total, we shipped 1.3 million platforms in the fourth quarter.

Computing Solutions Operating Income was $91 million, down $73 million due to lower microprocessor ASP.

Q4 2010 Segment Results – Graphics

Graphics segment revenue was $424 million, up 9% compared to the third quarter of 2010 mainly due to:

•	Increased graphics processor unit (GPU) ASP,

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•	Seasonally driven higher game console revenue,

•	Double digit growth in unit sales to the AIB channel due to the success of our second generation DX11-enabled GPUs, the AMD Radeon HD6800 series and the HD6900 series.

Graphics segment Operating Income was $68 million, up $67 million from the third quarter of 2010 mainly due to higher game console revenue and higher GPU ASP.

Balance Sheet

Our cash, cash equivalents and marketable securities balance at the end of the quarter was $1.79 billion, up $63 million compared to the end of the third quarter of 2010.

Accounts Receivable at the end of the quarter was $968 million, up $203 million compared to the end of the third quarter of 2010, primarily due to high volume of sales in the last month of the quarter, including the successful launch of our new GPU products.

Inventory was $632 million exiting the quarter.

Long term debt as of the end of the quarter was $2.2 billion.

Non-GAAP Adjusted free cash flow was $11 million, down $80 million from the third quarter of 2010 due to lower non-GAAP net cash provided by operating activities.

•

The sequential decrease in non-GAAP net cash provided by operating activities was primarily due to an increase in Accounts Receivable primarily as a result of a high volume of sales in the last month of the quarter, including the successful launch of our new GPU products.

•

Starting with the first quarter of 2010, AMD began presenting non-GAAP adjusted free cash flow as a supplemental measure of its performance to adjust for the impact of our receivable funding arrangement with IBM Credit. In January 2011, we notified IBM Credit that we intend to terminate this funding program. The effective date of termination will be in February 2011, and we expect to transition away from making adjustments related to this program to our GAAP net cash provided by operating activities. As a result, we expect that as of the third quarter of 2011, free cash flow will be calculated traditionally in accordance with industry standard.

2010 Commentary

We executed well to our 2010 business model and exceeded many targets:

•	We improved the 2010 non-GAAP gross margin by 9 percentage points compared to 2009.

•	We generated non-GAAP earnings per share of 49 cents.

•	We generated $553 million dollars in non-GAAP operating income and non-GAAP adjusted free cash flow of $355 million.

•	We restructured the balance sheet and reduced long-term debt to $2.2 billion.

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•	We maintained cash, cash equivalents and marketable securities above $1.5 billion for the year, and exited 2010 at $1.8 billion.

2010 was a year of records:

•	All-time record for Client microprocessor annual revenue.

•

All-time record for GPU annual shipments, breaking into the number 1 spot in discrete graphics unit market share in the third quarter of 2010, according to the most recently published Mercury Research report.

•	All-time record for mobile GPU annual unit shipments and revenue.

•

All-time record for Professional Graphics Cards for Workstations in unit shipments and revenue and a 5 percentage point gain in unit share from 10% in the third quarter of 2009 to 15% in the third quarter of 2010 based on IDC’s most recently published report.

Outlook

The following statements concerning AMD are forward-looking, and actual results could differ materially from current expectations.

Q1 2011:

•	AMD expects first quarter revenue to be flat to slightly down sequentially.

•	Operating expenses are expected to be approximately $650 million due to an extra week in the quarter and contemplating a separation payment to Dirk Meyer of approximately $12 million.

•	Tax is expected to be approximately $4 million.

•

Also, on December 27th of 2010 we announced that starting with the first fiscal quarter of 2011, we will begin accounting for our investment in GF under the cost method and will no longer recognize any share of GF’ net income (loss) in our statements of operations. The transition to cost-based accounting was triggered by the contribution of Chartered Semiconductor to GF and amendments to certain agreements. In addition, as a result of the contribution of Chartered Semiconductor to GF, we expect to recognize in the first fiscal quarter of 2011 a noncash gain related to the dilution of our equity interest in GF. The exact amount cannot be determined at this time. However once it is determined it will be disclosed in a filing with the SEC.

2011 guidance (as presented at AMD’s Financial Analyst Day, November 9, 2010):

•	Gross Margin is expected to be in the range of 44-48%.

•	R&D is expected to be in the range of 19-22% of sales.

•	SG&A is expected to be in the range of 13-16% of sales.

•	Capital expenditures are forecasted to be approximately $220 million.

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AMD Q4-10 CFO Commentary	Page 4	January 20, 2011

For more information, contact:

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Irmina Blaszczyk

408-749-3398

irmina.blaszczyk@amd.com

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Non-GAAP Measures:

To supplement the Company’s financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures, including for non-GAAP net income (loss) excluding GF/Foundry segment related items, non-GAAP net income (loss), non-GAAP operating income (loss), non-GAAP earnings per share and non-GAAP gross margin and non-GAAP net cash provided by operating activities. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company also provided Adjusted EBITDA and non-GAAP Adjusted free cash flow as supplemental measures of its performance.

Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition: for the fourth fiscal quarter of 2010, the Company included an adjustment related to its legal settlement; for the fourth fiscal quarter of 2009, the Company included an adjustment related to its legal settlement with Intel and for Foundry segment and Intersegment Eliminations operating loss; for fiscal 2010, the Company included adjustments related to its legal settlement in the fourth fiscal quarter of 2010 and for certain restructuring reversals; and for fiscal 2009, the Company included adjustments related to its legal settlement with Intel, Foundry segment and Intersegment Eliminations operating loss, certain restructuring charges and GF formation costs. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

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Starting in the first quarter of 2010, the Company presents non-GAAP adjusted free cash flow as a supplemental measure of its performance. In 2008 and 2009 the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries, (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sell to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under U.S. GAAP, the Company classifies funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds are classified as cash flows from financing activities. When a distributor pays the applicable IBM Party, the Company reduces the distributor’s accounts receivable and the corresponding debt resulting in a non-cash accounting entry. Because the Company does not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment is never reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company is determined by adjusting GAAP net cash provided by (used in) operating activities by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount is then further adjusted by subtracting capital expenditures. Generally, under U.S. GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP Adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP Adjusted Free Cash Flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

AMD Q4-10 CFO Commentary	Page 6	January 20, 2011

Non-GAAP Reconciliation:

Reconciliation of GAAP Net Income (Loss) Attributable to AMD Common stockholders to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q4-10		Q3-10		Q4-09		2010		2009
GAAP net income (loss) attributable to AMD common stockholders / Earnings (loss) per share	$375	$0.50	$(118)	$(0.17)	$1,178	$1.52	$471	$0.64	$304	$0.45
Net impact of GF/Foundry segment related items*	27	0.05	(186)	(0.25)	(138)	(0.17)	(68)	(0.09)	(823)	(1.21)
Incremental tax provision related to the formation of GLOBALFOUNDRIES	—	—	—	—	—	—	—	—	114	0.17
Net (income) loss attributable to noncontrolling interest	—	—	—	—	23	0.03	—	—	83	0.12
Class B preferred accretion	—	—	—	—	(22)	(0.03)	—	—	(72)	(0.11)
Non-GAAP net income (loss) excluding GF/Foundry segment related items	348	0.47	68	0.09	1,315	1.69	539	0.73	1,002	1.45
Amortization of acquired intangible assets	(11)	(0.01)	(16)	(0.02)	(18)	(0.02)	(61)	(0.08)	(70)	(0.10)
Legal settlements	283	0.39	—	—	1,267	1.60	283	0.39	1,267	1.87
Income tax related to legal settlement	(47)	(0.06)	—	—	—	—	(47)	(0.06)	—	—
Gain on investment sale	17	0.02	—	—	—	—	24	0.03	—	—
Gain (loss) on debt redemption	—	—	(24)	(0.03)	(11)	(0.01)	(24)	(0.03)	169	0.25
Loss from discontinued operations	—	—	—	—	(3)	—	—	—	(3)	—
Gross margin benefit from sales of inventory written down in Q4-08	—	—	—	—	—	—	—	—	171	0.25
Restructuring (charges) reversals	—	—	—	—	—	—	4	0.01	(65)	(0.10)
AMD Product Company formation costs associated with GLOBALFOUNDRIES	—	—	—	—	—	—	—	—	(21)	(0.03)
Incremental tax provision related to the formation of GLOBALFOUNDRIES	—	—	—	—	—	—	—	—	(114)	(0.17)
Investment net charges	—	—	—	—	—	—	—	—	(9)	(0.01)
Gain on sale of Handheld assets	—	—	—	—	—	—	—	—	28	0.04

Non-GAAP net income (loss) / Earnings (loss) per share	$106	$0.14	$108	$0.15	$80	$0.11	$360	$0.49	$(351)	$(0.52)

*	Q4-10 and Q3-10 consist of equity net income (loss) related to GLOBALFOUNDRIES. 2010 consists of $69 million gross margin benefit related to the deconsolidation of GLOBALFOUNDRIES in Q1-10, a $325 million gain on the fair value assessment of our investment in GLOBALFOUNDRIES in Q1-10, and $462 million equity net income (loss) related to GLOBALFOUNDRIES. Q4-09 and 2009 consists of the Foundry segment and Intersegment Eliminations loss.

Reconciliation of GAAP to Non-GAAP Operating Income (Loss)

(Millions)	Q4-10	Q3-10	Q4-09	2010	2009
GAAP operating income (loss)	$413	$128	$1,288	$848	$664
Gross margin benefit from sales of inventory written down in Q4-08	—	—	—	—	171
Gross margin benefit due to the deconsolidation of GLOBALFOUNDRIES	—	—	—	69	—
Amortization of acquired intangible assets	(11)	(16)	(18)	(61)	(70)
Legal settlement	283	—	1,242	283	1,242
Restructuring (charges) reversals	—	—	—	4	(65)
AMD Product Company formation costs associated with GLOBALFOUNDRIES	—	—	—	—	(21)
Operating income (loss) from Foundry segment and Intersegment Eliminations	—	—	(105)	—	(481)

Non-GAAP operating income (loss)	$141	$144	$169	$553	$(112)

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions, except percentages)	Q4-10	Q3-10	Q4-09	2010	2009
GAAP Gross Margin	$743	$739	$735	$2,961	$2,272
GAAP Gross Margin %	45%	46%	45%	46%	42%
Gross margin benefit from sales of inventory written down in Q4-08	—	—	—	—	171
Gross margin benefit due to the deconsolidation of GLOBALFOUNDRIES	—	—	—	69	—
Gross margin from Foundry segment and Intersegment Eliminations	—	—	56	—	159
Non-GAAP Gross Margin	$743	$739	$679	$2,892	$1,942

Non-GAAP Gross Margin %	45%	46%	41%	45%	36%

AMD Q4-10 CFO Commentary	Page 7	January 20, 2011

AMD reconciliation of GAAP operating income (loss) to Adjusted EBITDA

	Q4-10	Q3-10	Q4-09	2010	2009
GAAP operating income (loss)	$413	$128	$1,288	$848	$664
Foundry segment and Intersegment Eliminations operating loss	—	—	105	—	481
Legal settlement	(283)	—	(1,242)	(283)	(1,242)
Depreciation and amortization	78	79	95	322	398
Employee stock-based compensation expense	22	22	18	87	70
Amortization of acquired intangible assets	11	16	18	61	70
Restructuring charges (reversals)	—	—	—	(4)	65
GF formation costs	—	—	—	—	21
Adjusted EBITDA	$241	$245	$282	$1,031	$527

Non-GAAP adjusted free cash flow reconciliation

	Q4-10	Q3-10	2010
GAAP net cash used in operating activities	$(213)	$(124)	$(412)
Non-GAAP adjustment	262	246	915
Non-GAAP net cash provided by operating activities	49	122	503
Purchases of property, plant and equipment	(38)	(31)	(148)
Non-GAAP adjusted free Cash Flow	$11	$91	$355

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the first quarter of 2011, including our first quarter 2011 revenue, operating expenses and tax, our 2011 financial targets, including gross margin, R&D, SG&A, capital expenditures and profitability on an operating income level and the impact of the termination of our receivable funding arrangement with IBM Credit, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected financial results in the first quarter of 2011 and beyond; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will be unable to maintain the level of investment in research and development that is required to remain competitive; manufacturing or other costs may exceed the company’s expectations; and the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 25, 2010.

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